Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2024 Equity Incentive Plan of Equity LifeStyle Properties, Inc. of our reports dated February 21, 2024, with respect to the consolidated financial statements of Equity LifeStyle Properties, Inc. and the effectiveness of internal control over financial reporting of Equity LifeStyle Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 1, 2024